Exhibit 99.1

ORGANICELL REGENERATIVE MEDICINE, INC. SECURES $4 MILLION IN FUNDING FOR CLINICAL TRIALS AND AGREES TO RESTRUCTURE MANAGEMENT

Miami, FL Miami (July 20, 2022)—Organicell Regenerative Medicine, Inc. (OTCQB: OCEL), a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and the provision of related services, announced today that it has secured $4.0 million in funding to finance clinical trials of its products and for general working capital purposes.

The Company entered into binding letters of intent with an investor group led by the founding investors of MDLive, a virtual healthcare provider that was acquired by Cigna in February of 2021, AND an investor group led by Dr. B.K. Modi (Dr. Modi), who has amassed his fortune from numerous India-based health care, telecom, technology and real estate ventures.

Dr. Modi is the Founder Chairman of the Modi Holdings, a conglomerate having businesses across India, US, Southeast Asia and Africa, one of the founding partners of Fountain Life, a preventive healthcare company using cutting edge technology and also holds the titles of founder of Global Citizen Forum, and the Global Chairman of the Foreign Investors India Forum.

Each investor group will purchase 100,000,000 shares of common stock (a total of 200,000,000 shares) from Organicell for $2.0 million (a total of $4.0 million). $600,000 of the total purchase price ($300,000 by each investor group) has been advanced to Organicell upon execution of the binding letters of intent. Investment entities affiliated with Skycrest and Greyt Ventures (MDLive Investors) will also enter into a three-year consulting agreement with Organicell, pursuant to which they will provide the Company with advisory services in exchange for ten-year cashless warrants to purchase 150,000,000 shares of common stock at an exercise price of $0.02 per share.

Organicell will use a portion of the proceeds of the investment to fund the start-up of its FDA approved Phase I/ II clinical trials to assess the efficacy, safety, and tolerability of its flagship product Zofin™ as a potential therapeutic for COVID-19 Long Haulers, chronic obstructive pulmonary disease (COPD), as well as osteoarthritis of the knee.

Zofin™ is an acellular, biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs without the addition or combination of any other substance or diluent.

In connection with the investment, Organicell has agreed to implement (a) certain corporate governance changes, including allowing the investors to appoint new independent directors who will compromise a majority of the members of the Board of Directors; (b) changes in management, including Albert Mitrani stepping down as Chief Executive Officer; and (c) modifications to reduce amounts of past due executive compensation and future compensation.

In addition to implementing the changes in corporate governance, management and executive compensation, consummation of the transaction is subject to drafting and executing definitive transaction documentation, waiver of the right of first refusal or participation held by Organicell’s existing lender, approval of its board of directors and the satisfaction of other customary closing conditions. It is anticipated that the transaction will close on or before August 30, 2022.

About Organicell Regenerative Medicines, Inc.

Organicell Regenerative Medicine, Inc. (OTCQB: OCEL) is a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and the provision of other related services. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. To learn more, please visit https://organicell.com/.

Forward-Looking Statements

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will”, “believes”, “expects”, “potential”, or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Joshua Rodriguez

Joshua@CNAFinance.com

(503) 464-6502